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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 25th day of February, 2005 by and between ICU Medical, Inc., a Delaware corporation ("Buyer") and Hospira, Inc., a Delaware corporation ("Seller").

                                    RECITALS

            A. Seller is in the business (among others) of designing, manufacturing, selling and distributing SLC Products (as defined herein), which are manufactured at the Facility.

            B. Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, Seller's right, title and interest to and in substantially all of the tangible assets and properties located at the Facility, including assets used in the manufacture of Seller's SLC Products.

            C. Simultaneously with the closing of the transactions contemplated by this Agreement, the parties desire to enter into, or cause one or more of their Affiliates to enter into, the following agreements (as listed in Schedule
3.2 of this Agreement): (i) Transition Services Agreement; (ii) MCDA; and (iii) Real Estate Purchase Agreement (each as defined herein).

            Accordingly, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS AND RULES OF CONSTRUCTION

      1.1 Definitions. The terms listed in this Section 1 shall have the meanings specified or referred to below for all purposes of this Agreement:

            "510(k) Registrations" - as defined in the MCDA.

            "Accounting Firm" - as defined in Section 2.4(b)(v).

            "Acquired Assets" - as defined in Section 2.1.

            "Additional Payment" - as defined in Exhibit 2.10.

            "Affiliate" - of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or

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indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" - as defined in the preamble.

            "Amended Disclosure Schedule" - means the Disclosure Schedule, as updated pursuant to Section 6.14.

            "Assumed Obligations" - as defined in Section 2.5.

            "Benefit Plan" - means (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it were subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (iv) each bonus, deferred compensation, incentive compensation or severance plan, and (v) each personal, vacation, holiday, severance and sick or other leave policy.

            "Buyer" - as defined in the preamble.

            "Buyer Indemnitees" - as defined in Section 8.2.

            "Buyer's Allocation Schedule" - as defined in Schedule 2.8.

            "Buyer's Consideration" - as defined in Schedule 2.8.

            "Buyer's Representatives" - as defined in Section 6.2.

            "CERCLA" - as defined in the definition of Environmental Law.

            "CERCLIS" - as defined in Section 4.23(d).

            "cGMP" - as defined in Section 4.16(c).

            "Closing" - as defined in Section 3.1.

            "Closing Date" - as defined in Section 3.1.

            "Closing FTA Statement" - as defined in Section 2.4(b)(iii).

            "Closing Raw Materials and WIP Statement" - as defined in Section 2.4(b)(iii).


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            "Code" - means the U.S. Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

            "Confidential Information" -means (i) any and all technical data, information, materials, trade secrets and other know-how currently owned by or hereafter developed by, on behalf of, or derived either directly or indirectly from either Party or its Affiliates, which relates to an Acquired Asset, the Facility or the operation of the Facility, and (ii) any and all financial data and information relating to the business of either of the parties or of their Affiliates, which a party or its Affiliates discloses to the other party or its Affiliates. If disclosed orally or visually, such information shall be considered "Confidential Information" only if it is identified as confidential at the time of disclosure and is summarized in a writing to the receiving party within 30 days of such disclosure and identified as "Confidential." Notwithstanding the foregoing, the information described above shall not be "Confidential Information" if it:

            (a) is known to the receiving party or any of its Affiliates at the time of the disclosure, as evidenced by written records;

            (b) is disclosed to the receiving party or any of its Affiliates by a third party not bound by a confidentiality or similar agreement with respect to holding such information in confidence;

            (c) becomes patented, published or otherwise part of the public domain through no fault of the receiving party or any of its Affiliates;

            (d) is independently developed by or for the receiving party or any of its Affiliates without use of Confidential Information, as evidenced by written records; or

            (e) is required by applicable Legal Requirements to be disclosed; provided, however, that no disclosure shall be made by a party pursuant to this clause unless (x) prior notice is given to the other party and (y) such other party has a reasonable opportunity to (i) limit such disclosure or take appropriate protective precautions relating to such disclosure or (ii) in the case of applicable public disclosure requirements under any securities laws or any stock exchange or national stock market, to consult as to the form of such disclosure.

            "Contract" - means any written or oral agreement, contract, real property lease, equipment lease, obligation, nongovernmental license, commitment, promise or undertaking.

            "Damages" - as defined in Sections 8.2 and 8.3.

            "Disclosure Schedule" - as defined in Section 4.

            "Employees" - means any employee of Seller employed at the Facility as of the Closing Date.


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            "Encumbrances" - means any mortgage, deed of trust, lien, pledge, hypothecation, assignment or security instrument.

            "Environmental Law" - means any applicable statute or regulation in effect at Closing and any judicial or administrative interpretation thereof, in each case relating to the environment or harm to or the protection of human health or animals or plants, including laws relating to (i) public health and safety, (ii) emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor) into the environment or (iii) the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of such substances or wastes. Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., and equivalent state and local ordinances and statutes.

            "Environmental Permit" - means any applicable permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any Governmental Body pursuant to any Environmental Law.

            "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

            "Excess Net Proceeds" - as defined in Exhibit 2.10.

            "Excluded Assets" - as defined in Section 2.2.

            "Facility" - means the manufacturing facility, including the Real Property and improvements thereon, located at 4455 South Atherton Drive, Salt Lake City, Utah 84123.

            "Facility Benefit Plan" - means each Benefit Plan that is sponsored, maintained or contributed to as of the date of this Agreement by Seller for the benefit of its current or former Employees employed at the Facility.

            "Facility Environmental Permits" - as defined in Section 4.23(a).

            "Facility Tangible Assets" - as defined in Section 2.1(a)(ii).

            "FDA" - means the United States Food and Drug Administration.


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            "FDC Act" - means the United States Food, Drug and Cosmetics Act, as amended, and all regulations promulgated thereunder.

            "Finished Goods" - means SLC Products that have passed final quality assurance release.

            "GAAP" - means generally accepted accounting principles in the United States of America, as in effect on the date hereof.

            "Governmental Body" - means any: nation, state, county, city, town or other jurisdiction; federal, state, local municipal, foreign or other government; or governmental or quasi-governmental authority, including any agency, branch, department, board, commission, court, tribunal, other entity or official exercising governmental or quasi-governmental authority.

            "Hazardous Materials" - means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Utah or the United States Government. The term "Hazardous Material" includes any material or substance (i) that consists of petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas;
(ii) that is defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any local, Utah or U.S. Environmental Law; (iii) that consists of infectious materials and other regulated medical wastes; (iv) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any local, Utah or U.S. Governmental Body; (v) the presence of which requires investigation or remediation under any local, Utah or U.S. Environmental Law; (vi) that is designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); (vii) that is defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or
(viii) that is defined as a "Hazardous Substance" pursuant to CERCLA.

            "Hired Employee" - as defined in Schedule 6.8.

            "Improvements" - as defined in Exhibit 2.10.


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            "knowledge" of Seller - means the knowledge of any of the
individuals listed on Schedule 1.1(b); provided, that any such individual shall be deemed to have knowledge if and only if: (i) such individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable inquiry regarding (x) the accuracy of any representation or warranty contained in this Agreement, or the information in any Part of the Disclosure Schedule, or (y) the other party hereto's compliance with any pre-closing covenant contained in this Agreement.

            "Legal Requirements" - means any constitution, charter, law, ordinance, principle of common law, code, regulation, statute, treaty or Order of any Governmental Body, stock exchange or national stock market.

            "MCDA" - means the Manufacturing, Commercialization and Development Agreement entered into by Buyer and Seller as of the date hereof, which Buyer contemplates assigning to Newco.

            "Net Book Value" - means (i) in the case of any Facility Tangible Asset, the purchase price paid by Seller, its Affiliates or its predecessors for such asset less any reductions to such asset for depreciation, amortization, write-downs or reserves, or (ii) in the case of Raw Materials or WIP, the standard cost (which in the aggregate approximates actual cost excluding any unabsorbed variances) of Seller or its Affiliates less reserves, as applicable, in each case according to GAAP, as consistently applied, and Seller's policies and procedures (made available to Buyer), as consistently applied.

            "Net Sales Price" - as defined in Exhibit 2.10.

            "Newco" - means a Delaware corporation to be newly organized as a wholly-owned subsidiary of Buyer.

            "Order" - means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

            "Organizational Documents" - means (i) the articles or certificate of incorporation or association and the bylaws of a corporation; and (ii) any amendment thereto.

            "Permitted Encumbrances" - means (i) any Encumbrance for Taxes either not yet delinquent or being contested; and (ii) any mechanic's, materialmen's, workman's, warehousemen's and other similar Encumbrances incurred in the ordinary course of business with respect to obligations which are not past due or which are being contested.


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            "Permits" - as defined in Section 4.16(a).

            "Person" - means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government (or any agency or department of any government) or any other entity.

            "Purchase Price" - as defined in Section 2.3(a).

            "Raw Materials" - as defined in Section 2.1(a)(iii).

            "Real Property" - means the real property subject to the Real Estate Purchase Agreement.

            "Real Estate Purchase Agreement" - means that certain purchase agreement of even date herewith executed by Seller and Buyer.

            "Seller" - as defined in the preamble.

            "Seller Indemnitees" - as defined in Section 8.3.

            "Seller's Allocation Schedule" - as defined in Schedule 2.8.

            "Seller's Consideration" - as defined in Schedule 2.8.

            "Shortfall" - as defined in Exhibit 2.10.

            "SLC Products" - means the products manufactured at the Facility that are listed on Schedule 1.1(c).

            "Statement Date" - means the date of the Statement of Acquired Assets, which is January 31, 2005.

            "Statement of Acquired Assets" - as defined in Section 4.4.

            "Tax" or "Taxes" - means any federal, state, local or foreign income, gross receipts, net receipts, turnover, license, payroll, employment, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property and personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or


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add-on minimum, estimated or other tax, levy or assessment of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            "Tax Benefit" - as defined in Section 8.7.

            "Transaction Allocation Schedule" - as defined in Schedule 2.8.

            "Transaction Consideration" - as defined in Schedule 2.8.

            "Transaction Costs" - means all costs and expenses incurred by a party or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement, including investment bankers', brokers', finders', attorneys', accountants' and consultants' fees and disbursements, commissions, filing fees, and travel expenses.

            "Transaction Documents" - means this Agreement, the Real Estate Purchase Agreement and the Transition Services Agreement, in each case to be entered into by and between Buyer and Seller or their respective Affiliates on the date hereof or at the Closing.

            "Transition Services Agreement" - means a Transition Services Agreement with respect to the services described on Exhibit 1.1(d) hereto.

            "WIP" - as defined in Section 2.1(a)(iii).

      1.2 Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references in this Agreement to "parties" refer to parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of or to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others. "Including" means "including without limitation." "Or" is used in the inclusive sense of "and/or."

2. PURCHASE AND SALE

      2.1 Purchase and Sale of Assets. Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, on the Closing Date, all of Seller's right, title and interest to and in the following (the "Acquired Assets"):


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            (a) The tangible assets and properties of Seller located at the
Facility (but not the Excluded Assets), including the following:

                  (i) All owned fixtures, machinery, equipment, motor vehicles, furniture, computers, computer systems and office equipment and other tangible personal property (excluding inventory), located at the Facility and used in connection with the manufacturing of SLC Products;

                  (ii) All owned production tooling, dies, tools, molds and spare parts located at the Facility and used in connection with the manufacturing of SLC Products (and along with the items described in Section 2.1(a)(i), the "Facility Tangible Assets");

                  (iii) All raw materials, packaging and factory supplies ("Raw Materials") and work in process ("WIP") at the Facility used in connection with the manufacturing of the SLC Products (but not any Finished Goods); and

                  (iv) Those books, records, files and papers of Seller, whether in hard copy or electronic format, consisting of (i) deeds, maps, engineering data, blueprints and other property records relating solely to the Facility; and
(ii) personnel records that may be transferred under applicable law that relate solely to the operation of the Facility.

            (b) To the extent assignable, Permits used solely in connection with the manufacture of the SLC Products; and

            (c) The Contracts listed on Schedule 2.1(c).

            In addition, the "Facility Tangible Assets" shall include molds owned by Seller more than 50% of the use of which is in connection with the manufacture of SLC Products but not located at the Facility or another facility of Seller, and the "Acquired Assets" shall include such molds and related raw materials and work in process owned by Seller and used in connection with the manufacture of SLC Products but not located at the Facility or another facility of Seller.

      2.2 Excluded Assets. Notwithstanding the foregoing, Seller shall not sell, transfer or assign to Buyer, and Seller shall retain, the assets listed on
Schedule 2.2 (the "Excluded Assets").

      2.3 Purchase Price and Payment.

            (a) The total purchase price for the Acquired Assets and the Real Property will be the excess of Thirty-five Million Four Hundred Forty-five Thousand Dollars ($35,445,000) over the amount of Seller's accrued liability as of the Closing Date for certain vacation pay that will be assumed by Buyer pursuant to Section 2.5 (such excess, the "Purchase Price"), subject to


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adjustment as provided in Section 2.4 and Exhibit 2.10, together with the assumption by Buyer of certain obligations of Seller as provided in Section 2.5.

            (b) Buyer shall pay the Purchase Price to Seller on the Closing Date by wire transfer to a bank designated by Seller in immediately available funds.

      2.4 Purchase Price Adjustment.

            (a) The Purchase Price will be adjusted (i) upward to the extent that the sum of (A) the Net Book Value as of the Closing Date of the Facility Tangible Assets, and (B) the Net Book Value as of the Closing Date of the Raw Materials and WIP, exceeds $24,945,000, or (ii) downward to the extent that the sum of (A) the Net Book Value as of the Closing Date of the Facility Tangible Assets, and (B) the Net Book Value as of the Closing Date of the Raw Materials and WIP, is less than $24,945,000, in each case as determined in accordance with
Section 2.4(b).

            (b) Adjustments to the Purchase Price shall be determined as follows:

                  (i) Seller will conduct, as of the Closing Date, (A) a physical count of the Facility Tangible Assets consisting of assets (other than spare parts) valued on the Statement of Acquired Assets at $10,000 or more, (B) a sample count of approximately 75 items of the Facility Tangible Assets consisting of assets (other than spare parts) valued at less than $10,000 and
(C) a separate sample count of approximately 50 items of spare parts, all of which Buyer will be entitled to observe and the cost of which shall be borne by Seller.

                  (ii) Seller will conduct, as of the Closing Date, (A) a physical count of the Raw Materials consisting of items valued on the Statement of Acquired Assets at $10,000 or more and (B) a sample count of approximately 60 items of the Raw Materials consisting of items valued at less than $10,000. Seller will conduct, as of the Closing Date, a physical count of WIP that is finished, except for sterilization and quality assurance release and a sample count of approximately 50 other items of WIP, which Buyer will be entitled to observe, the cost of which shall be borne by Seller.

                  (iii) As soon as practicable following the Closing Date, and in no event later than 15 days following the Closing Date, Seller shall prepare statements setting forth Seller's determination of the Net Book Value as of the Closing Date of the Facility Tangible Assets (the "Closing FTA Statement") and the Net Book Value as of the Closing Date of the Raw Materials and WIP (the "Closing Raw Materials and WIP Statement"), based on the counts and using the procedures described above in Sections 2.4(b)(i) and (ii) and otherwise using the same methodology as that used to prepare the Statement of Acquired Assets.

                  (iv) Buyer shall give written notice to Seller of any objection to the Closing FTA Statement or the Closing Raw Materials and WIP Statement (the "Objection Notice") as soon as practicable after Buyer's receipt thereof, and in no event later than 30 days after Buyer's receipt thereof. The


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Objection Notice shall specify in reasonable detail the items in the Closing FTA
Statement or the Closing Raw Materials and WIP Statement to which Buyer objects and shall provide a summary of Buyer's reasons for such objections. In the event Buyer does not deliver an Objection Notice within 30 days of Buyer's receipt of the Closing FTA Statement or the Closing Raw Materials and WIP Statement, Buyer shall be deemed to have accepted for all purposes of this Agreement Seller's Closing FTA Statement and Closing Raw Materials and WIP Statement.

                  (v) Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in an Objection Notice. If the parties are unable to resolve any such dispute within 15 days after receipt by Seller of the relevant Objection Notice, such dispute shall be referred for decision to the Salt Lake City, Utah office of a reputable accounting firm chosen by Buyer and reasonably acceptable to Seller who is not engaged in providing services to Seller or Buyer or any of their respective Affiliates (the "Accounting Firm") to decide the dispute, if practical, within 30 days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on the parties hereto and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving such disputes shall be paid by Buyer unless the Accounting Firm's final calculation of the sum of the Net Book Values as of the Closing Date of the Facility Tangible Assets and the Raw Materials and WIP is more than $100,000 lower than Seller's final calculation of the sum of the Net Book Values as of the Closing Date of the Facility Tangible Assets and the Raw Materials and WIP, in which case such cost shall be paid by Seller.

            (c) No later than the 10th day after such final determination of the Net Book Value at Closing of the Facility Tangible Assets and the Net Book Value at Closing of the Raw Materials and WIP, Buyer shall pay to Seller the amount, if any, by which the Purchase Price is adjusted upward in accordance with this
Section 2.4 or Seller shall refund to Buyer the amount, if any, by which the Purchase Price is adjusted downward in accordance with this Section 2.4; provided that a refund shall be due to Buyer with respect to spare parts only to the extent there is an adjustment to the Net Book Value of the spare parts less than five years old based on the sample count set forth in Section 2.4(b)(i)(C).

      2.5 Assumption of Certain Obligations. Buyer shall assume, as the same shall exist on and as of the Closing Date, and to the extent not discharged at the Closing Date, only the following obligations of Seller (the "Assumed Obligations"):

            (a) The obligations of Seller under (i) each Contract listed on
Schedule 2.1(c) and (ii) each other Contract that Buyer agrees in writing to assume at Closing (in the case of either clause (i) or (ii) above, with the consent, where required, of the other party(ies) to such Contract); and


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            (b) Seller's liability to Employees for vacation pay accrued from
January 1, 2005 to the Closing Date to the extent of the dollar amount reflected on a schedule to be provided by Seller to Buyer at Closing.

      2.6 Other Obligations Not Assumed. Other than the Assumed Obligations, Buyer shall not assume any liability or obligation of Seller, including the following:

            (a) any claim by any customer or supplier of Seller or any other Person based on any alleged tort, breach of contract or other claim or cause of action arising as a result of the manufacture or sale of the SLC Products by Seller prior to or at the Closing Date;

            (b) obligations or liabilities of Seller under any Contracts not listed on Schedule 2.1(c) (or payables not described in Section 2.5(b));

            (c) obligations or liabilities of Seller to any Employees except to the extent expressly undertaken by Buyer in a Transaction Document;

            (d) any obligations arising from a liquidation or dissolution of Seller;

            (e) Seller's obligations under this Agreement or with respect to the transactions contemplated hereby or incident hereto;

            (f) any Taxes of Seller, whether attributable to periods prior to, including or subsequent to the Closing Date, and whether attributable to the sale of Acquired Assets, the liquidation of Seller, or otherwise; or

            (g) any liability of Seller under Environmental Laws arising from circumstances on or before the Closing Date.

            Except for the Assumed Obligations, all obligations and liabilities of Seller shall remain the obligation and responsibility of Seller, and Buyer shall not be responsible for (other than as specifically provided under indemnification obligations contained in this Agreement) any tort or other liability or obligation of any nature of Seller, whether matured or unmatured, fixed or contingent, known or unknown, arising out of occurrences prior to, at or after the Closing Date.

      2.7 Prorations. Seller and Buyer agree that all personal property (or other similar) Taxes, if any, relating to the Acquired Assets will be prorated as of the Closing Date, with Seller liable to the extent such Taxes relate to any time period up to and including the Closing Date and Buyer liable to the extent such Taxes relate to periods subsequent to the Closing Date. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.7.

      2.8 Tax Allocation. The tax allocation for the sale of the Acquired Assets pursuant to this Agreement and the sale of the Real Property pursuant to the Real Estate Purchase Agreement is set forth on Schedule 2.8, and each of the parties hereto shall comply with the agreements set forth on Schedule 2.8 at all times on and after the date hereof.


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      2.9 Certain Irrevocable Instructions. With respect to any Acquired Assets sold hereunder which cannot be physically delivered because they are in the possession of third parties or otherwise, Seller will give irrevocable instructions to the party in possession that all right, title and interest in and to the same have been vested in Buyer.

      2.10 Additional Purchase Price Adjustment.The Purchase Price (as previously adjusted, if applicable) will be adjusted as and to the extent provided in Exhibit 2.10.

3. CLOSING

      3.1 Closing Date. The consummation of the purchase and sale of the Acquired Assets and other transactions contemplated by this Agreement (the "Closing") will take place on March 21, 2005 if all of the Closing conditions set forth in Article 7 have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) and at such time and place as shall be fixed by agreement of the parties, or such other date, time and place as shall be fixed by agreement of the parties, but no later than May 31, 2005. Upon consummation, the Closing shall be deemed to take place as of 12:01 a.m. on the Closing Date. The time and date of the Closing are herein referred to as the "Closing Date."

      3.2 Actions at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

            (a) Seller will deliver, or cause to be delivered, to Buyer each of the agreements, certificates and other documents listed on Schedule 3.2 hereto as deliverable by Seller;

            (b) Buyer will deliver, or cause to be delivered, to Seller each of the agreements, certificates and other documents listed on Schedule 3.2 hereto as deliverable by Buyer; and

            (c) Buyer will pay to Seller the Purchase Price in accordance with
Section 2.3.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as the disclosure schedule attached hereto (the "Disclosure Schedule") and the Amended Disclosure Schedule, if any, specifically qualify (including specific qualifications by cross-reference to other sections of this Agreement or other Parts of the Disclosure Schedule), any of the following representations and warranties (in which case the specified representation and warranty, but no other representation or warranty, will be deemed made subject to such qualification), Seller hereby represents and warrants to Buyer as follows:


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      4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own the Acquired Assets and operate the Facility and to carry on its business with respect thereto as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in the State of Utah.

      4.2 Authorization; Authority.

            (a) The execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated thereby have been duly authorized by all necessary corporate action.

            (b) Seller has full corporate power and authority to execute, deliver and perform the Transaction Documents, sell the Acquired Assets to Buyer and assign the Assumed Obligations to Buyer pursuant to this Agreement and to perform all of its obligations required under the other Transaction Documents. Each of this Agreement and the other Transaction Documents, when executed, has been or shall be (as applicable) duly executed and delivered by and on behalf of Seller and is or will be, as applicable, a legal, valid and binding obligation of Seller and each instrument contemplated by the Transaction Documents, when executed and delivered by Seller in accordance with the provisions thereof, will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

      4.3 No Breach or Violation. Neither the execution and delivery by Seller of the Transaction Documents nor the consummation by Seller of the transactions contemplated thereby will: (a) violate or conflict with any provision of Seller's Organizational Documents; (b) except as set forth in Part 4.3 of the Disclosure Schedule, conflict with, result in a violation or breach of, constitute a default under, require any notice under, create any rights of termination, cancellation or acceleration in any Person under, require the consent or approval of any Person (or in the absence of the consent of any Person result in the loss of any rights or benefits either automatically or at the election of any Person) under, or result in the creation of any Encumbrance upon any of the Acquired Assets or the Facility pursuant to the terms of, any Contract to which Seller is a party or by which Seller or any of the Acquired Assets or the Facility is bound and which is material to the Facility, the Acquired Assets, the Employees or the operation of the Facility, or to Seller's ability to consummate the transactions contemplated thereby; (c) violate any Permit or any Order binding upon Seller or any of the Acquired Assets or the Facility; or (d) constitute a violation by Seller of, or either automatically or at the election of any Person result in the loss of any rights or benefits under, any applicable Legal Requirements.


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      4.4 Financial Statements. Seller has attached as Part 4.4 of the
Disclosure Schedule statements of Acquired Assets as of and at September 30, 2004 and January 31, 2005, and the manufacturing cost statements for the Facility for the periods ended December 31, 2003, September 30, 2004 and January 31, 2005. The foregoing financial statements, together with any notes and schedules thereto, (a) are in accordance with the books and records of Seller and (b) present fairly the matters set forth therein with respect to the Facility at the dates and for the periods covered by such financial statements. The accounting principles and methodology used in preparing the statement of Acquired Assets as of and at January 31, 2005 (sometimes referred to as the "Statement of Acquired Assets") were applied consistently with those used in preparing the statement of Acquired Assets as of, and at, September 30, 2004.

      4.5 Undisclosed Liabilities. As of the Closing Date, to the knowledge of Seller, Seller will have no debts or liabilities of any nature whatsoever related to or arising from the use or possession of the Facility or the Acquired Assets, whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due (including liability for Taxes), except (i) Assumed Obligations, (ii) liabilities arising in the ordinary course of business since the Statement Date and (iii) liabilities disclosed in the Disclosure Schedule.

      4.6 Title to and Adequacy of Acquired Assets. Seller has and at the Closing will have good and valid title to all of the Acquired Assets free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on
Part 4.6 of the Disclosure Schedule, the Acquired Assets, the intangible assets to be licensed to Buyer under the MCDA, the 510(k) Registrations to be transferred to Buyer under the MCDA and the Real Property to be transferred to Buyer pursuant to the Real Estate Purchase Agreement together constitute all of the assets necessary to manufacture the SLC Products and operate the Facility in connection with the manufacture of the SLC Products in substantially the manner in which the SLC Products were manufactured by Seller (other than with respect to functions performed by Hospira outside the Facility). Except as set forth on
Part 4.6 of the Disclosure Schedule and except for maintenance and repair performed in the ordinary course, the tangible Acquired Assets necessary to manufacture the SLC Products and operate the Facility to manufacture the SLC Products in substantially the manner in which the SLC Products are manufactured by Seller are, and as of the Closing Date will be, in good operating condition and repair, normal wear and tear excepted. The parties acknowledge that representations as to the condition of title to the Real Property are covered by the Real Estate Purchase Agreement.

      4.7 Contracts.

            (a) Seller has delivered or made available to Buyer a correct and complete copy of each Contract listed on Schedule 2.1(c), including all amendments, modifications and supplements thereto. Each such Contract is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and to the knowledge of Seller, against any other

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party thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditor's rights generally and general equitable principles. Seller is not in material violation of or material default under any such Contract; nor to the knowledge of Seller, is any other party thereto. Seller has paid all of its liabilities under the Contracts listed on Schedule 2.1(c) when due in accordance with the terms of such Contracts. Seller has not assigned any of its interest in any such Contracts.

            (b) Other than the Contracts listed on Schedule 2.1(c) and Schedule 4.7(b), Seller is not a party to any Contracts necessary for the manufacture of the SLC Products or otherwise necessary for the operation of the Facility in connection with the manufacture of the SLC Products in substantially the manner in which the SLC Products are manufactured by Seller.

      4.8 Inventories. Except for defective, damaged, slow moving or obsolete items and items of below-standard quality, all of which have been written off, written down or reserved to net realizable value on the Statement of Acquired Assets or on the Closing Raw Materials and WIP Statement, all Raw Materials and WIP at the Statement Date or the Closing Date, as applicable, consist or will consist of items of a quality and quantity that are usable in the ordinary course of business. All such Raw Materials and WIP not written off, written down or reserved have been priced at Seller's standard cost (which in the aggregate approximates actual cost excluding any unabsorbed variances) on the Statement of Acquired Assets or on the Closing Raw Materials and WIP Statement, as applicable. Items of Raw Materials and WIP now on hand that were purchased after the Statement Date were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of Raw Materials and WIP at the Statement Date or the Closing Date, as applicable, are not and will not be excessive, except to the extent reserved for, but are reasonable in the present circumstances of Seller.

      4.9 Absence of Certain Changes.

            (a) Since the Statement Date, there has not been any material adverse change in (i) the Acquired Assets, (ii) the Facility or its operations,
(iii) the Real Property or (iv) the business, operations, assets, results of operations or condition (financial or other) of Seller's business of manufacturing and distributing the SLC Products, and no event has occurred that could reasonably be expected to result in such a material adverse change; provided, however, that in no event shall any of the following be deemed to constitute such a material adverse change: any change or effect arising out of or attributable to (x) a decline or deterioration in the economy, the capital markets or Seller's industry in general, (y) this Agreement or the transactions contemplated hereby or the announcement thereof, or (z) continued decline in sales of the SLC Products consistent with historical trends over the last 12 months; and

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            (b) Except as disclosed in Part 4.9(b) of the Disclosure Schedule, since the Statement Date, Seller has not (i) incurred any obligation or liability or entered into, and none of Seller or the Acquired Assets have become bound by, any Contract (except for this Agreement) relating to the Acquired Assets, the Facility or the operation of the Facility other than in the ordinary course of business and involving obligations and liabilities not in excess of $25,000 individually or $100,000 in the aggregate; (ii) mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of the Acquired Assets; (iii) sold, assigned, transferred, leased or otherwise disposed of or agreed to dispose of any of the Acquired Assets other than in the ordinary course of business; (iv) waived or released any material rights relating to the Acquired Assets or the Facility; or (v) suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Acquired Assets, the Facility or the operation of the Facility.

      4.10 Taxes. All personal property Taxes attributable to the Acquired Assets and all sales Taxes attributable to the SLC Products in each case that are due and payable by Seller, have been paid. All Taxes that Seller is or was required by any Governmental Body to withhold, deduct or collect have been duly withheld, deducted or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      4.11 Litigation. Except as set forth in Part 4.11 of the Disclosure Schedule, there are no written violation notices, demand letters, claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations pending against Seller, or, to Seller's knowledge, threatened against Seller, brought by any Governmental Body or by any private Person before any Governmental Body or other arbiter of disputes which could reasonably be expected to materially adversely affect (i) the value of or title to the Acquired Assets, (ii) the validity and enforceability of the material Contracts listed on Schedule 2.1(c), (iii) the 510(k) Registrations, or (iv) Seller's business of manufacturing and distributing the SLC Products. There are no existing or, to the knowledge of Seller, threatened Orders to which Seller is explicitly subject relating to (x) the Acquired Assets, (y) the Facility, or (z) Seller's business of manufacturing, selling and distributing the SLC Products.

      4.12 Labor Matters.

            (a) Seller is not a party to any collective bargaining or other labor union contracts covering Persons employed at the Facility. No collective bargaining agreement relating to Persons employed at the Facility is being negotiated by Seller. There is no pending or, to the knowledge of Seller, threatened, labor dispute, strike or work stoppage against Seller which may interfere with the operation of the Facility. There is no pending or, to the knowledge of Seller, threatened, charge or complaint against Seller by the National Labor Relations Board or any other Governmental Body relating to Employees.

            (b) Except as set forth in Part 4.12(b) of the Disclosure Schedule,
(i) as of the date hereof, no present or former Employee or independent contractor performing services for Seller at the Facility has a claim pending against Seller before any Governmental Body or, to the knowledge of Seller, has

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threatened to make such a claim, including any claim for (A) overtime pay (other than overtime pay for the current payroll period) (B) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period), (C) vacations, time off or pay in lieu of vacation or time off (other than vacation or time off (or pay in lieu thereof) earned in respect of Seller's current fiscal year), (D) any violation of any rule or contract relating to minimum wages or maximum hours of work, (E) discrimination against employees on any unlawful basis, (F) unlawful employment or termination practices, (G) unlawful retirement, termination or labor relations practices or breach of employment contract or (H) any violation of occupational safety or health standards, and (ii) at Closing there will be no such claims that are material pending or, to Seller's knowledge, threatened. With respect to current or former Employees or consultants employed at the Facility, there are no administrative charges, arbitration or mediation proceedings or court complaints pending or, to the knowledge of Seller as of the date hereof, threatened, against Seller before the U.S. Equal Employment Opportunity Commission concerning alleged employment discrimination, employment contract violation or any other matters relating to the employment of labor.

            (c) To the knowledge of Seller, with respect to current and former employees and consultants employed at the Facility, Seller is and has been in compliance in all material respects with all applicable rules and regulations relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other taxes, the Worker Adjustment Retraining and Notification Act and the Immigration Reform and Control Act of 1986, each as amended.

      4.13 [Reserved]

      4.14 Product and Service Claims. Except as set forth in Part 4.14 of the Disclosure Schedule and other than routine claims in the ordinary course of business, since January 20, 2005, Seller has not received any written claims, complaints or notices regarding damaged or defective SLC Products or SLC Products which do not conform to Seller's product and service warranties in place at any time with respect to the SLC Products.

      4.15 [Reserved]

      4.16 Permits and Licenses; Compliance with Legal Requirements; Regulatory Matters.

            (a) Part 4.16(a) of the Disclosure Schedule contains a complete list of all permits, licenses, notices, registrations, certificates, franchises, variances and other approvals and authorizations of all Governmental Bodies issued to or held by Seller and relating to the Acquired Assets, the Facility, the operation of the Facility as conducted by Seller (collectively, the

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"Permits") other than the Facility Environmental Permits, which are covered by
Section 4.23. The Permits comprise all permits, licenses, notices and other approvals and authorizations of all Governmental Bodies the failure of which to be in force would have a material adverse effect on the operation of the Facility as now conducted (other than the 510(k) Registrations), and all of such Permits (other than the Facility Environmental Permits, which are covered by Section 4.23) are in full force and effect, and all of the most recently due annual fees and product/facilities required with respect thereto by the FDA and similar Governmental Bodies have been filed in a timely manner. Part 4.16(a) of the Disclosure Schedule indicates which Permits are assignable to Buyer.

            (b) To the knowledge of Seller, except as set forth in Part 4.16(b) of the Disclosure Schedule, since December 31, 2000 the operation of the Facility by Seller has not violated, and does not violate, in any material respect, any Legal Requirements applicable to Seller or any of the Acquired Assets or the Facility, and (i) during the period beginning on December 31, 2003 and ending on the date prior to the date hereof, Seller has not received any complaint, FDA 483 Notice of Observations, summons, citation or written notice of violation from any Governmental Body with regard to the operation of the Facility and (ii) during the period beginning on the date hereof and ending on the Closing Date, Seller will not have received any material complaint, FDA 483 Notice of Observations, summons, citation or written notice of violation from any Governmental Body with regard to the operation of the Facility; provided, however, that no representation is being made in this Section 4.16(b) as to Environmental Laws (or Orders thereunder) or the Facility Environmental Permits, which are covered by Section 4.23.

            (c) To Seller's knowledge, except as set forth in Part 4.16(b) of the Disclosure Schedule, the Facility and Seller's processes, procedures and techniques used in the manufacture of SLC Products comply, and at all times since December 31, 2002 have complied, in all material respects, with the FDA's applicable quality system regulations and the applicable requirements of the European Community, including EN ISO 9001 (1994), EN 46001 and ISO 13485 (1996). Each of the SLC Products has received pre-market clearance or approval under
Section 510(k) of the FDC Act, to the extent required for the manufacture or sale of such product. Seller's operation of the Facility has conformed in all material respects to European Community Directives, and with respect to SLC Products sold in member countries of the European Community, Seller is authorized to affix the CE Mark to each SLC Product currently sold in member countries of the European Community. Seller has furnished or made available to Buyer complete copies of all audit reports (including current Good Manufacturing Practices ("cGMP") audit reports), orders and other written notices and material correspondence received from or sent to the FDA or any other equivalent Governmental Body with respect to the Facility or the SLC Products during the period beginning on January 1, 2002 and ending on the date prior to the date

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hereof and Seller will have furnished or made available to Buyer complete copies of all material audit reports (including cGMP audit reports), orders and other written notices received from the FDA or any other equivalent Governmental Body with respect to the Facility or the SLC Products during the period beginning on the date hereof and ending on the Closing Date.

      4.17 [Reserved]

      4.18 [Reserved]

      4.19 [Reserved]

      4.20 Insurance. All insurance policies and indemnity agreements and surety bonds of Seller placed with insurance or surety companies with respect to the Facility and the Acquired Assets are in full force and effect and, except as set forth in Part 4.20 of the Disclosure Schedule, there are no outstanding requirements or written recommendations by any insurance or surety company or by any Governmental Body which require or recommend material repairs or other work to be done on or with respect to any of the Acquired Assets. Seller has not received any notice or other written communication from any such insurance or surety company canceling or amending any of said insurance policies, and, to the knowledge of Seller, no such cancellation or amendment is threatened. Seller has provided Buyer with access to summaries of all insurance policies and indemnity agreements and surety bonds of Seller placed with insurance or surety companies with respect to the Facility and Acquired Assets.

      4.21 Notification re Insurance Claims. Seller has timely notified its insurance carriers of any and all claims with respect to the Acquired Assets, the SLC Products, and the Facility for which Seller is insured.

      4.22 Employee Benefit Matters.

            (a) Part 4.22(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Facility Benefit Plans. Each material Facility Benefit Plan is in writing. Seller has furnished or made available to Buyer copies of each of the following, to the extent applicable, with respect to each Facility Benefit Plan: the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), and the most recent summary plan description. For each Facility Benefit Plan and its related trust, intended to be qualified under Section 401(a) or 501(c)(9) of the Code, Seller has either received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1977, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (collectively referred to as "GUST") and the Economic Growth and Tax Relief Reconciliation Act of 2001 or has a remaining period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to

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apply for such determination letters; and Seller has adopted good faith amendments to each Facility Benefit Plan that is a defined contribution or defined benefit plan as required by the Economic Growth and Tax Relief Reconciliation Act of 2001, and has operated in accordance with such good faith amendments.

            (b) Seller and its respective Affiliates (which, for purposes of this Section 4.22(b), includes any corporation, business or entity under common control with Seller within the meaning of Section 414(b), (c) or (m) of the
Code) do not contribute to, and have no obligation to contribute to, and no Facility Benefit Plan is, a multi-employer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan subject to Title IV of ERISA. Except as disclosed in Part 4.22(b) of the Disclosure Schedule, no Facility Benefit Plan provides or promises to provide retiree medical, dental or life insurance benefits to any current or former employee of Seller employed at the Facility.

            (c) With respect to each Facility Benefit Plan, Seller has substantially performed all material obligations, whether arising by operation of applicable Legal Requirements or by contract, required to be performed by it.

            (d) Except as disclosed in Part 4.22(d) of the Disclosure Schedule,
(i) as of the date hereof, there are no actions, suits, or claims pending (other than routine claims for benefits) or, to Seller's knowledge, threatened, against, or with respect to, any Facility Benefit Plan or its assets, and there is no matter pending (other than routine qualification determination filings) with respect to any Facility Benefit Plan before any Governmental Body and (ii) at Closing there will be no material actions, suits, or claims pending (other than routine claims for benefits) or, to Seller's knowledge, threatened, against, or with respect to, any Facility Benefit Plan or its assets, and there will be no material matter pending (other than routine qualification determination filings) with respect to any Facility Benefit Plan before any Governmental Body.

            (e) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not (i) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Facility Benefit Plan than it otherwise would, or (ii) create or give rise to any additional vested rights or service credits under any Facility Benefit Plan. Except as described in Part 4.22(e) of the Disclosure Schedule, Seller is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Seller at the Facility upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

            (f) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made under any Facility Benefit Plan to any individual that would be reasonably likely to be nondeductible as an "excess parachute payment" under Section 280G of the Code.

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            (g) Between the Statement Date and the date of this Agreement,
Seller has not (i) paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages or salaries, other than (A) merit increases and cash profit sharing in the ordinary course of business and (B) Seller's incentive plan announced in January 2005; or (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any Persons employed at the Facility, whether past or present.

      4.23 Environmental Matters.

            (a) Part 4.23 of the Disclosure Schedule contains a complete list of, and Seller possesses, all Environmental Permits required under applicable Environmental Laws for Seller to occupy and operate the Facility and to use it to manufacture the SLC Products (the "Facility Environmental Permits"). All Facility Environmental Permits are in full force and effect and, to the knowledge of Seller, Seller is in compliance in all material respects with the terms of the Facility Environmental Permits.

            (b) Seller has no knowledge that any Facility Environmental Permits will be revoked, suspended, canceled or not renewed, and all necessary action in connection with the renewal or extension of any of the Facility Environmental Permits has been taken.

            (c) To Seller's knowledge, Seller's operation of the Facility is in compliance in all material respects with all applicable Environmental Laws, Seller has not received notice of any liability regarding the Facility under any Environmental Law during the period beginning on January 1, 2002 and ending on the date prior to the date hereof, and Seller has not received notice of any material liability regarding the Facility under any Environmental Law during the period beginning on the date hereof and ending on the Closing Date.

            (d) To Seller's knowledge, the Facility is not listed or proposed for listing, on the National Priorities List or the CERCLA Information System ("CERCLIS"), under CERCLA or any comparable list established under any state or local Environmental Law, nor has Seller received any written notification of potential or actual liability or any request for information under CERCLA or any comparable state or local law with respect to the Facility.

            (e) Since January 1, 2002, there has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Seller on, at, or under the Facility, and there are no Hazardous Materials located in, at, on, or under the Facility, in each case that required investigation, removal, remedial or corrective action under Environmental Laws by Seller resulting in costs in excess of U.S. $100,000, individually or in the aggregate, to Seller.

            (f) Since January 1, 2000, (A) other than cleaning and office supplies normally used in the operation of a facility, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on the Facility other than in compliance in all material

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respects with all applicable Environmental Laws and Environmental Permits; (B)
Seller has disposed of all wastes of the Facility, including those wastes containing Hazardous Materials, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; and (C) Seller has not transported or arranged for the transportation of any Hazardous Materials from the Facility to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or local list.

            (g) Since January 1, 2000, except as disclosed in Part 4.23(g) of the Disclosure Schedule, (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on the Facility and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under the Facility.

            (h) Seller is not currently performing any investigation, response or other corrective action under any Environmental Law at the Facility.

            (i) The 2004 Phase One Environmental Report regarding the Facility and all material written reports and studies regarding the Facility that have been submitted to state or federal regulatory agencies since January 1, 2000, other than reports and studies that do not report material violations, exceptions or compliance failures regularly submitted in the ordinary course of business under Environmental Laws with respect thereto, have been disclosed by Seller to Buyer.

      4.24 No Brokers' or Finders' Fees. Neither Seller nor any officer or director of Seller has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

      4.25 Full Disclosure. No representation or warranty of Seller in this Agreement or in the Disclosure Schedule omits to state a material fact necessary to make any of the representations or warranties herein or therein, in light of the circumstances in which they were made, not misleading.

5. BUYER'S REPRESENTATIONS AND WARRANTIES

            Buyer represents and warrants to Seller as follows:

      5.1 Organization and Good Standing. Buyer is a duly organized, validly existing corporation registered in Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

      5.2 Authorization. Buyer has full power and authority to execute, deliver and perform the Transaction Documents. The execution, delivery and performance by Buyer of the Transaction Documents and the transactions contemplated hereby

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and thereby have been duly authorized by all necessary and proper action. This
Agreement has been duly and the other Transaction Documents will be, as applicable, executed and delivered on behalf of Buyer and is and will be, as applicable, legal, valid and binding obligations of Buyer, respectively, and each other instrument contemplated by this Agreement and the Transaction Documents, when executed and delivered by Buyer in accordance with the provisions of this Agreement and the Transaction Documents, will be legal, valid and binding obligations of Buyer, in each case enforceable against Buyer, respectively, in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

      5.3 No Breach or Violation. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will: (i) violate or conflict with any provision of Buyer's Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, any term or provision of any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which either Buyer is a party or by which it is bound; (iii) violate any judgment, order, injunction, writ, decree or award of any Governmental Body against, or binding upon Buyer; or (iv) constitute a violation by Buyer of any statute, law, rule, ordinance or regulation of any Governmental Body.

      5.4 No Brokers' or Finders' Fees. None of Buyer, or any officer or director of Buyer has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

6. ADDITIONAL AGREEMENTS

      6.1 Operations Prior to the Closing.

            (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, Seller will (i) conduct the operations of the Facility and will manufacture the SLC Products only in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to retain the services of the present key Employees located at the Facility, and (iii) use commercially reasonable efforts to preserve the relationships with the customers and distributors with respect to the SLC Products and the Facility's suppliers.

            (b) Except as otherwise expressly contemplated by this Agreement, from the date hereof until the Closing Date, the Seller will not do any of the following without the prior written consent of the Buyer:


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                  (i) sell, transfer, lease, exchange or otherwise dispose of, whether by merging, consolidating or in any other manner, or voluntarily grant any material Encumbrance with respect to, any material Acquired Asset or the Facility, except for sales of (A) inventories and assets in the ordinary course of business consistent with past practice and (B) worn out or obsolete property in the ordinary course of business consistent with past practice;

                  (ii) take or cause to be taken any action or omit to take or cause any action to be taken that could reasonably be expected to result in any of the representations or warranties of Seller contained herein becoming, at the Closing Date, untrue or inaccurate in any material respect;

                  (iii) enter into, renew, modify, amend or terminate any material Contract listed on Schedule 2.1(c) or waive, delay the exercise of, release or assign any material rights or claims thereunder; or

                  (iv) agree in writing to take any of the foregoing actions set forth in this Section 6.1(b).

            (c) Notwithstanding the provisions of Section 6.1(a) and Section 6.1(b), at any time before the Closing Date, Seller may remove any Excluded Asset from the Facility so long as such Excluded Asset can be removed without damage to the Facility, the Acquired Assets and the building and so long as the act of removal will not interfere with Buyer's manufacture of SLC Products at the Facility after the Closing Date

      6.2 Access to Information Prior to Closing. From the date hereof until the Closing, upon reasonable notice to Paul Rolfes, on behalf of Seller, Seller shall, and shall cause its officers, directors, employees, auditors and agents to (i) afford the officers, directors, employees, accountants, consultants, legal counsel, authorized agents and representatives of Buyer (the "Buyer's Representatives") reasonable access, during normal business hours, to the Facility, the Acquired Assets, and key Employees, as well as the books, records, financial and operating data, Contracts and documents of Seller relating to the Facility; and (ii) furnish to the Buyer's Representatives such additional information with respect thereto as they may from time to time reasonably request through Paul Rolfes; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller; and provided, further, that Buyer shall give Seller prompt notice of (and a reasonable opportunity to cure) any failure by Seller to comply with this
Section 6.2.

      6.3 [Reserved]

      6.4 Pre-Closing Obligations Regarding Regulatory and Other Authorizations, Consents and Notices.


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            (a) From the date hereof until the Closing, Seller shall use all commercially reasonable efforts to obtain all consents and approvals (whether from Governmental Bodies or other Persons) listed on Schedule 7.2(c) and Buyer agrees to cooperate in such process. Seller shall use commercially reasonable efforts to assign or assign in part to Buyer the software contracts listed on
Part 4.7(b) of the Disclosure Schedule.

            (b) From the date hereof until the Closing, each party hereto will give prompt notice to the other of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any written notice from any Governmental Body in connection with the transactions contemplated by this Agreement, (iii) any actions, suits, claims, product complaints, investigations or proceedings commenced against any party hereto, relating to the consummation of the transactions contemplated by this Agreement, (iv) any fact or condition that causes or constitutes a breach in any material respect of any of such party's representations or warranties in this Agreement as of the date hereof, (v) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery by such party of such fact or condition, or (vi) any event that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely.

      6.5 Further Action After Closing. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the sale and purchase of the Acquired Assets, the exclusion of the Excluded Assets, or the assumption of the Assumed Obligations. The parties shall cooperate with each other in all reasonable respects in connection with (i) inquiries or audits by Governmental Bodies or (ii) the defense of any third party claims, in each case related to the Facility, the Acquired Assets or the Excluded Assets, including making available records relating to such claim, inquiry or audit and furnishing, without expense (other than reasonable out-of-pocket expenses), management employees of the party or the Hired Employees as may be reasonably necessary for the preparation of the defense of any such claim or response to any such inquiry or audit or for testimony as a witness in any proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of the other party.

      6.6 Further Instruments After Closing. At the request of any party hereto and without further consideration, any other party will execute and deliver to the requesting party, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably request in order to evidence to third parties, and to


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effect completely, the sale and purchase of the Acquired Assets, the exclusion of the Excluded Assets, or the assumption of the Assumed Obligations.

      6.7 Production of Molded Parts after Closing. If any molds included in the Acquired Assets are used by Seller to produce molded parts for both SLC Products and products other than SLC Products, Buyer will produce at Seller's request Seller's requirements for the molded parts for products other than SLC Products at a commercially reasonable price to be agreed upon by the parties.

      6.8 Pre-Closing Employee and Benefit Matters. From the date hereof until the Closing Date, (i) each of the parties hereto shall comply with the agreements set forth on Schedule 6.8 relating to the Employees, and (ii) other than in the ordinary course of business, neither party will take any action relating to the Employees or to the employment and benefits to be offered to the Employees before or after the Closing except as explicitly set forth on Schedule 6.8.

      6.9 [Reserved]

      6.10 Pre-Closing Public Announcements and Confidentiality.

            (a) No press release related to this Agreement or the transactions contemplated herein, or other announcement to the customers or suppliers of Seller, will be issued without the joint written approval of Seller and Buyer, except: (i) any public disclosure which Seller or Buyer in its good faith judgment believes is required by any Legal Requirement or by any stock exchange or national stock market on which its securities are listed (in which case the party making the disclosure will use its commercially reasonable efforts to consult with the other party prior to making any such disclosure); (ii) that Seller may make such an announcement to its employees; and (iii) as provided in
Section 6.10(b) below.

            (b) As soon as practical after the execution of this Agreement, the parties will issue a joint press release in the form attached as Exhibit 6.10(b) and, prior to the issuance of such press release, the parties will develop a question and answer document anticipating questions relating to this Agreement and preparing appropriate responses to be used by the parties when making public statements related to this Agreement.

            (c) Each party agrees that from the date hereof until the Closing, it will not disclose Confidential Information received by it from the other party or use Confidential Information disclosed to it by the other party for its benefit (other than in the performance of its obligations hereunder) or for the benefit of any third party. The parties acknowledge that the confidentiality provisions of the MCDA will govern the disclosure and use of Confidential Information from and after the Closing.


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      6.11 Post-Closing Sales Tax Matters. All transfer, sales, use, stamp, documentary, registration and other Taxes that are incurred in connection with the sale and purchase of the Acquired Assets and assumption of the Assumed Obligations, shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, and, if required by applicable Legal Requirements, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax returns and other documentation, other than Taxes incurred as a result of Buyer's moving Acquired Assets to a jurisdiction other than their current locations. Buyer shall retain for at least nine years after the Closing Date, and make available to any taxing authority upon request during such period, the Use Tax Statement referenced in and delivered pursuant to Schedule 3.2 hereto.

      6.12 Transaction Costs. Whether or not the transactions contemplated by this Agreement are consummated, Seller shall be responsible for and shall pay all of Seller's Transaction Costs and Buyer shall be responsible for and shall pay all of Buyer's Transaction Costs.

      6.13 [Reserved]

      6.14 Pre-Closing Supplemental Disclosure. Seller may update or supplement any Part of the Disclosure Schedule or provide a new Part qualifying any representation or warranty of Seller contained herein or in the Real Estate Purchase Agreement that is not subject to the Disclosure Schedule as of the date of this Agreement, at any time prior to the Closing, with respect to any fact or condition (x) that arises after the date hereof or (y) that arose before the date hereof, but is discovered by Seller thereafter and does not cause such representation or warranty to be untrue or incorrect in any material respect as of the date hereof because the applicable portion of such representation or warranty was qualified to Seller's knowledge. Buyer in its sole discretion may
(i) accept such updated, supplemented, or new Part of the Disclosure Schedule and, subject to the conditions in Section 7 hereof, close the transaction contemplated by this Agreement, thereby waiving any claim that Seller breached the applicable representation or warranty or (ii) terminate this Agreement pursuant to Section 9.1(d), if Seller fails to cure as provided in such Section. If the Closing occurs, such updated, supplemented or additional Part of the Disclosure Schedule will cure and correct, solely for purposes of post-closing indemnification, any breach of any representation or warranty related to such Part of the Disclosure Schedule, as set forth in Section 8.2(a).

      6.15 Environmental Permits. Buyer and Seller will cooperate and will each use commercially reasonable efforts, as appropriate under the circumstances, to apply for reissuance to Buyer of non-transferable Facility Environmental Permits and to apply for transfer to Buyer of transferable Facility Environmental Permits, in each case in adequate time for such Facility Environmental Permits to be issued or transferred at Closing.


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7. CONDITIONS TO CLOSING

      7.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of Buyer that include qualifications as to materiality shall be true and correct in all respects and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specific date which representations shall be true and correct as of such particular date); (ii) the covenants, agreements and obligations contained in this Agreement to be complied with or performed by Buyer on or before the Closing shall have been complied with or performed in all material respects; and
(iii) Seller shall have received a certificate of Buyer to such effect, signed by a duly authorized officer thereof;

            (b) No Legal Requirements. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirements (whether temporary, preliminary or permanent) which are in effect and have the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

            (c) Other Buyer Deliveries. Buyer shall have delivered each of the agreements, certificates and other documents listed on Schedule 3.2 hereto as deliverable by Buyer; and

            (d) Material Consents. The consents and approvals set forth on
Schedule 7.2(c) shall have been obtained.

            (e) Real Property. The sale of the Real Property pursuant to the Real Estate Purchase Agreement shall have closed simultaneously with the Closing hereunder.

      7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of Seller that include qualifications as to materiality shall be true and correct in all respects and each of the other representations and warranties of Seller contained in this Agreement and the information in the Disclosure Schedule shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specific date, which representations shall be true and correct as of such particular date), without giving effect to any supplement to the Disclosure Schedule, including the Amended Disclosure Schedule, made pursuant to Section 6.14; (ii) the


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covenants, agreements and obligations contained in this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with or performed in all material respects; and (iii) Buyer shall have received a certificate of Seller to such effect, signed by a duly authorized officer thereof;

            (b) No Legal Requirement. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirements (whether temporary, preliminary or permanent) which are in effect and have the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

            (c) Material Consents. Buyer shall have received evidence reasonably satisfactory to the Buyer that any consents and approvals set forth on Schedule 7.2(c) have been obtained; provided that if any such consent or approval has not been obtained but Seller can provide (and covenants to provide), to Buyer's reasonable satisfaction, Buyer with the benefit of any Contract for which such consent or approval is required, this condition will be deemed to have been satisfied with respect to such Contract;

            (d) Other Seller Deliveries. Seller shall have delivered each of the agreements, certificates and other documents listed on Schedule 3.2 hereto as deliverable by Seller; and

            (e) Real Property. The sale of the Real Property pursuant to the Real Estate Purchase Agreement shall have closed simultaneously with the Closing hereunder.

8. SURVIVAL AND INDEMNIFICATION

      8.1 Survival. The respective representations and warranties of Seller and Buyer set forth in this Agreement (including representations or warranties contained in any schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby), and any term or provision of this Agreement intended, by its terms, to be observed and performed after the Closing Date, shall survive the execution of this Agreement (subject to Section 8.5), the Closing and any examinations, investigations or inspections made by or on behalf of the parties.

      8.2 Seller's Indemnification. Seller agrees to indemnify and hold Buyer, its officers, directors, Affiliates and representatives (collectively, the "Buyer Indemnitees") each harmless from and against any damages, losses, liabilities, claims or expenses (including court costs and reasonable attorneys' fees associated therewith) ("Damages") to the extent arising in any manner directly or indirectly from or contributed to by:

            (a) the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement, or the Real Estate Purchase Agreement (including any Schedule, Exhibit or certificate delivered by or on behalf of Seller hereunder or under the Real Estate Purchase Agreement), without regard to


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any qualification as to materiality contained therein except for such qualifications contained in the representations set forth in Section 4.9 hereof; provided, that Buyer Indemnitees shall have no right to indemnification under this Section 8.2(a) for any matter disclosed in the Disclosure Schedule or Amended Disclosure Schedule, if any.

            (b) any default by Seller in the observance or performance of, or any omission of Seller that constitutes a breach or default under, any covenant or obligation on its part to be observed or performed under this Agreement;

            (c) any liabilities of Seller arising out of (i) the ownership of the Acquired Assets or the operation of the Facility prior to the Closing or
(ii) the transactions contemplated by the Transaction Documents, other than Assumed Obligations;

            (d) product liability claims or product defects of the SLC Products manufactured at the Facility before the Closing;

            (e) any violation or alleged violation of any Environmental Law or the storage, use, manufacture, generation, discharge, disposal or release of any Hazardous Materials at the Facility, in each case prior to the Closing;

            (f) the litigation matters described in the Disclosure Schedule or the Amended Disclosure Schedule, if any;

            (g) any noncompliance with any bulk sales laws in connection with the transfer of the Acquired Assets; or

            (h) any breach by Seller of its obligations to fund certain severance benefits as set forth on Schedule 6.8.

      8.3 Buyer's Indemnification. Buyer agrees to indemnify and hold Seller, its officers, directors, Affiliates and representatives (collectively, the "Seller Indemnitees") each harmless from and against any Damages to the extent arising in any manner directly or indirectly from:

            (a) the inaccuracy of any representation or breach of any warranty of Buyer contained in this Agreement (including any Exhibit or certificate delivered by or on behalf of Buyer hereunder);

            (b) any default by Buyer in the observance or performance of, or any omission of Buyer that constitutes a breach or default under, any (i) covenant or obligation on its part to be observed or performed under this Agreement prior to the Closing or (ii) covenant or obligation on its part to be observed or performed under this Agreement after the Closing;

            (c) any Assumed Obligation; or

            (d) the operation of the Facility, use of the Acquired Assets, ownership or use of the Real Property or employment of the Employees after the Closing; provided, however, that Buyer shall have no obligation to indemnify


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Seller pursuant to this clause (d) for any Damages to the extent arising in any manner directly or indirectly from or contributed to by any of the events or matters for which Buyer is entitled to indemnification under Section 11.1 of the MCDA (or for which Buyer would have been entitled to indemnification under Section 11.1 of the MCDA to the extent that "Liabilities" (as defined in the MCDA) arose out of or were attributable to such event or matter).

      8.4 Indemnification Procedure; Defense.

            (a) As soon as reasonably practical after obtaining knowledge thereof, the indemnified party or parties shall notify the indemnifying party or parties of any claim, demand or cause of action asserted against an indemnified party by third Persons which the indemnified party or parties have determined has given or could give rise to a right of indemnification under this Agreement. However, the failure to notify the indemnifying party or parties will not relieve the indemnifying party or parties of any liability that it may have to any indemnified party or parties, except to the extent that the indemnifying party or parties demonstrates that the defense of such action was prejudiced by the failure of the indemnified party or parties to give such notice. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.

            (b) In the event any action, suit or proceeding with respect to which there is indemnity hereunder is brought against an indemnified party, the defense of the action, suit or proceeding (including all settlements and arbitration, trial, appeal, or other such proceedings) shall be conducted by counsel selected and paid for by the indemnifying party. However, the indemnified party shall have the right to have its counsel participate fully in such defense, at the indemnified party's sole cost and expense. If the indemnifying party shall, within 30 days from the date of such notice, fail to defend, or if the indemnifying party fails to continue such defense after notice and opportunity to cure, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim, demand, cause of action or other matter on behalf, for the account, and at the risk and expense of the indemnifying party. The indemnifying party shall not admit any guilt, liability or fault with respect to, or settle, compromise or discharge any such action, suit or proceeding in the name of the indemnified party without the indemnified party's prior written consent (which shall not be unreasonably withheld); provided, however, that the indemnifying party shall have the right, without obtaining the indemnified party's consent, to settle all indemnifiable matters which do not admit any guilt, liability or fault in the name of the indemnified party, provided that such settlement is for an amount less than the limits on indemnification obligations set forth in Section 8.5, as


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applicable, and to the extent any such settlement exceeds such limits, the indemnifying party shall be obligated to pay the entirety of such settlement amount, notwithstanding the provisions of Section 8.5, and provided further that the indemnifying party may not consent to any Order other than for the payment of monetary damages that would be binding on or affect the indemnified party, its officers, directors, Affiliates and representatives or, in the case of any Buyer Indemnitee, the Acquired Assets or the operation of the Facility. The parties hereto agree to make available to each other, their counsel and accountants, all non-privileged information and documents reasonably available to them which relate to such actions, suits or proceedings and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. The parties shall keep each other reasonably informed of all settlement negotiations with third parties and the progress of any actions, suits or proceedings with third parties.

            (c) If an indemnified party has a claim against an indemnifying party that does not involve an asserted claim, demand, cause of action or other matter involving liability or potential liability to any third Person, the indemnifying party shall have 10 days after receipt of written notice from the indemnified party describing the existence and nature of such claim to the indemnifying party to dispute such claim. If an indemnifying party does not notify the indemnified party within 10 days that it disputes such claim, a dispute shall be deemed to exist with respect to such claim for purposes of the Alternative Dispute Resolution procedures set forth on Schedule 10.11.

      8.5 Limits on Indemnification Obligation.

            (a) All rights of the parties hereto to indemnification shall terminate 16 months after the Closing Date; provided, however, that if, prior to such termination, a state of facts shall have become known which threatens to give rise to a liability against which any party or parties hereto would be entitled to indemnification hereunder and the indemnified party or parties shall have given notice of such facts to the indemnifying party or parties as described in Section 8.4(a) then the rights of the indemnified party or parties to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of.

            (b) Seller shall not be liable for any Damages described in Section 8.2(a) or (b) until the aggregate of all such Damages for which Seller is liable is in excess of $250,000. In any event, Seller shall not be liable for the first $250,000 of all such Damages.

            (c) Subject to the provisions of Section 8.4(b) above, Seller's aggregate liability for the Damages described in Section 8.2(a) or (b) shall not exceed 50% of the Purchase Price as the Purchase Price is adjusted as provided in this Agreement.

            (d) In no event shall the limitations in Sections 8.5(a) (survival limit), (b) (deductible) and (c) (cap) apply to Damages resulting from: (i) any of the matters referred to in Sections 8.2(c), (d), (e), (f), (g) or (h), (ii) the inaccuracy of any representation or breach of any warranty of Seller contained in Section 4.10 (as to Taxes, without regard to any qualifications or


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exception in the Disclosure Schedule or any Amended Disclosure Schedule with respect to such representation, Section 4.16(c) (as to FDA matters), Section 4.6 (as to title to the Acquired Assets) or Section 4.22 (as to Employee Benefit Matters); (iii) any of the matters referred to in Sections 8.3(b)(ii), (c) or
(d); or (iv) fraud.

            (e) Neither party shall have liability to the other or to the Buyer Indemnitees or Seller Indemnitees, as applicable, for any consequential, incidental or punitive damages, and Damages indemnifiable hereunder shall not include such damages, except in each case, as such Damages are actually paid to third parties.

            (f) In no event shall Damages be considered to arise from (i) the adjustments made to financial statement categories or amounts in connection with
Section 2.4; or (ii) if there has been a Closing under this Agreement, any default by either party in the observance or performance of, or any omission of such party that constitutes a breach or default under, any covenant or obligation on its part to be observed before Closing under this Agreement, to the extent that the other party had actual knowledge of such default or omission before Closing.

      8.6 Exclusive Remedy. The rights and remedies set forth in this Section 8 shall constitute the sole and exclusive rights and remedies of the parties with respect to this Agreement and the Real Estate Purchase Agreement, the events giving rise to this Agreement and the Real Estate Purchase Agreement and the transactions contemplated hereby and thereby.

      8.7 Net Damages and Subrogation. Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by a Seller Indemnitee or Buyer Indemnitee entitled to indemnification hereunder shall be calculated after giving effect to: (i) any insurance proceeds received by such Seller Indemnitee or Buyer Indemnitee (or any of its Affiliates) with respect to such Damages; (ii) any Tax Benefit realized by such Seller Indemnitee or Buyer Indemnitee (or any of its Affiliates) arising from the facts or circumstances giving rise to such Damages; (iii) any increase in the amount of Taxes currently paid by such Buyer Indemnitee (or any of its Affiliates), computed at the combined federal, state and local effective marginal tax rate actually applicable to such Person, by reason of its receiving indemnification hereunder; provided that if the receipt of such indemnification is treated for Tax purposes as a reduction in the adjusted basis of any Acquired Asset, there shall be deemed to be an increase in the amount of Taxes currently paid equal to the sum of the present values, determined as of the date of the receipt of such indemnification at a rate of 5% per annum, compounded annually, of the payment on the date of the receipt of such indemnification, and on each anniversary of such date, if any, that occurs before the fifth anniversary of the Closing Date, of the product of (A) the amount of indemnification received, (B) a fraction the numerator of which is 1 and the denominator of which is 1 plus the number of anniversaries, if any, of the date of the receipt of such indemnification that occur before the fifth anniversary of the Closing Date, and (C) the combined


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federal, state and local effective marginal tax rate actually applicable to such
Person for such Person's taxable year in which such indemnification is received; and (iv) any recoveries obtained by such Seller Indemnitee or Buyer Indemnitee (or any of its Affiliates) from any other third party. Each such Seller Indemnitee or Buyer Indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. For purposes hereof, "Tax
Benefit" shall mean any actual refund of Taxes paid or actual reduction in the amount of Taxes which otherwise would have been paid currently, in each case computed at the marginal tax rate actually applicable to the indemnified party. If any such proceeds, benefits or recoveries are received by a Seller Indemnitee or Buyer Indemnitee (or any of its Affiliates) with respect to any Damages after such Seller Indemnitee or Buyer Indemnitee (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, such Seller Indemnitee or Buyer Indemnitee (or such Affiliate) shall pay to the Person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment). Upon making any payment to a Seller Indemnitee or Buyer Indemnitee in respect of any Damages, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of such Seller Indemnitee or Buyer Indemnitee (and its Affiliates) against any third party in respect of the Damages to which such payment relates. Such Seller Indemnitee or Buyer
Indemnitee (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

9. TERMINATION AND WAIVER

      9.1 Termination. In the event of termination by Buyer or Seller pursuant to this Section 9.1, written notice thereof shall promptly be given to the other parties hereto stating the provision of this Section 9.1 pursuant to which the termination is made. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a) by the mutual written consent of Seller and Buyer;

            (b) by Seller or Buyer, if the Closing shall not have occurred prior to June 1, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

            (c) by Seller or Buyer, if there shall have been enacted, issued, promulgated, enforced or entered any Legal Requirements which are in effect and which have the effect of making the transactions contemplated by this Agreement illegal or otherwise permanently restraining, enjoining or prohibiting Seller or Buyer from consummating the transactions contemplated by this Agreement, and such Legal Requirements shall have become final and nonappealable;


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            (d) by Buyer if there has been a material breach of any
representation, warranty, covenant or agreement of Seller contained in this Agreement, or if any representation or warranty of Seller shall have become materially untrue, in either case such that the conditions set forth in Section 7 hereof would not be satisfied and such breach or untruth is not curable by the Seller or if curable has not been cured within 30 days after Seller receives written notice thereof from Buyer;

            (e) by Seller if there has been a material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, or if any representation or warranty of the Buyer shall have become materially untrue, in either case such that the conditions set forth in Section 7 hereof would not be satisfied and such breach or untruth is not curable by Buyer or if curable has not been cured within 30 days after the Buyer receives written notice thereof from the Seller; or

            (f) by Buyer if the Seller enters into an agreement to sell the Acquired Assets to a third party.

      9.2 Effects of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto provided that (a) the provisions of Sections 6.10 (Pre-Closing Public Announcements and Confidentiality) and this Article 9 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve either party from liability for fraud, intentional misrepresentation or a pre-termination breach of its covenants under this Agreement.

      9.3 Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

10. MISCELLANEOUS

      10.1 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.2 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of New York.

      10.3 Entire Agreement. This Agreement, including the Exhibits and Schedules, and the Transaction Documents embody the entire agreement and understanding between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties,


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pertaining to that subject matter. There are no promises, terms, conditions or obligations of the parties pertaining to that subject matter other than as contained in this Agreement and the Transaction Documents. Notwithstanding the foregoing, the parties acknowledge that they have entered into other agreements pertaining to other subject matters, including the MCDA. All Schedules and Exhibits to this Agreement constitute an integral part of this Agreement as if fully written herein.

      10.4 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other party, provided that either party may assign its rights (without any release of its obligations hereunder) to one or more of its Affiliates.

      10.5 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

      10.6 Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any Person or entity other than Seller and Buyer any right or remedy under or by reason of this Agreement.

      10.7 Notices. All notices hereunder shall be delivered personally; by registered or certified mail, postage prepaid; or by overnight courier service, to the following addresses of the respective Parties:

                  If to Buyer:

                  c/o ICU Medical, Inc.
                  951 Calle Amenecer
                  San Clemente, California 92673
                  Attention: Chief Financial Officer

                  With a copy (which shall not constitute notice hereunder) to:

                  Heller Ehrman White & McAuliffe LLP
                  601 S. Figueroa Street, 40th Floor
                  Los Angeles, California 90017-5758
                  Attention: Stephen E. Newton

                  If to Seller:

                  Hospira, Inc.
                  275 N. Field Drive
                  Building H1, Department 0960
                  Lake Forest, IL 60045-2579
                  Attention: Chief Executive Officer


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                  With copies (which shall not constitute notice hereunder) to:

                  Hospira, Inc.
                  275 N. Field Drive
                  Building H1, Department NLEG
                  Lake Forest, IL 60045-2579
                  Attention: General Counsel

                  Goodsmith Gregg & Unruh LLP
                  105 West Adams Street
                  26th Floor
                  Chicago, IL 60603
                  Attn: Marilee Unruh

Notices shall be effective upon receipt if personally delivered, on the third Business Day following the date of mailing or on the first Business Day following deposit with an overnight courier service. A Party may change its address listed above by notice to the other Party.

      10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

      10.9 Amendments and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party's compliance with any representations or warranties or with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

      10.10 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

      10.11 Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties' rights and obligations under this Agreement. The parties agree that any such dispute shall be resolved by


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Alternative Dispute Resolution in accordance with the procedures set forth on
Schedule 10.11.

      10.12 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        BUYER

                                        ICU MEDICAL, INC.

                                        By /s/George A. Lopez, M.D.
                                           ------------------------
                                        Name George A. Lopez, M.D.
                                             ---------------------
                                        Title President & CEO
                                              ---------------


                                        SELLER

                                        HOSPIRA, INC.

                                        By /s/Christopher B. Begley
                                           ------------------------
                                        Name Christopher B. Begley
                                             ---------------------
                                        Title Chief Executive Officer
                                              -----------------------


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